Exhibit 1.1

THE COMPANIES LAW (2013 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

NINTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

EHI CAR SERVICES LIMITED

(Adopted by Special Resolution on December 28, 2015)

1.                                      The name of the Company is eHi Car Services Limited.

2.                                      The registered office of the Company shall be at the offices of offices of Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands or at such other place as the Directors may from time to time decide.

3.                                      Subject to the following provisions of this Memorandum of Association, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2013 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.                                      Nothing in this Memorandum of Association shall permit the Company to carry on a business for which a license is required under the laws of the Cayman Islands unless duly licensed.

5.                                      The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.                                      The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

7.                                      The authorized share capital of the Company is US$500,000 divided into 407,328,619 Class A Common Shares of a par value of US$0.001 each and 92,671,381 Class B Common Shares of a par value of US$0.001 each.

8.                                      The Company has the power to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2013 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the powers hereinbefore contained.

9.                                      The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

10.                               Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2013 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

NINTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

EHI CAR SERVICES LIMITED

(Adopted by Special Resolution on December 28, 2015)

INTERPRETATION

1.                                      In these Articles, Table A in the First Schedule in the Companies Law does not apply and unless otherwise defined, the defined terms shall have the meanings assigned to them as follows:

“Affiliate”

with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control, with such specified Person. For purpose of these Articles, except as otherwise expressly provided herein, when used with respect to any Person that is an entity, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise;

“Applicable Law”

includes the Law and Statutes, the rules and regulations of the Designated Stock Exchange, and any rules and regulations of the United States Securities and Exchange Commission that may apply to the Company by virtue of its trading on the Designated Stock Exchange, or of any other jurisdiction in which the Company is offering securities;

“Articles”	these Amended and Restated Articles of Association of the Company as amended from time to time;

“Business Day”	a day (excluding Saturdays or Sundays), on which banks in Hong Kong, Beijing, Shanghai and New York are open for general banking business throughout their normal business hours;

“capital”	the share capital from time to time of the Company;

“Chairman”	the Chairman appointed pursuant to Article 80;

“Change of Control Event”	any of the following events:

(a) a merger, consolidation, amalgamation or scheme of arrangement:

(i) in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated; or

(ii) following which the holders of the voting securities of the Company do not continue to hold more than 50% of the combined voting power of the voting securities of the surviving entity, or

(b) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

“Class A Common Share”	a Class A Common Share of a par value of US$0.001 in the share capital of the Company;

“Class B Common Share”	a Class B Common Share of a par value of US$0.001 in the share capital of the Company;

“clearing house”

a clearing house recognised by the laws of the jurisdiction in which the shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction;

“Commission”	Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Common Shares”	the Class A Common Shares and the Class B Common Shares, collectively;

“Companies Law” and “Law”

the Companies Law (2013 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof. Where any provision of the Companies Law is referred to, the reference is to that provision as amended by any law for the time being in force;

“Company”	eHi Car Services Limited, a Cayman Islands exempted company limited by shares;

“Company’s Website”	the website of the Company, the address or domain name of which has been notified to Members;

“debenture” and “debenture holder”	a debenture and debenture holder(s) respectively, as those terms are defined in the rules of the Designated Stock Exchange;

“Designated Stock Exchange”	the New York Stock Exchange or any other stock exchange on which the Company’s American Depositary Shares are listed for trading;

“Directors”, “Board of Directors” and “Board”	the directors of the Company for the time being, or as the case may be, the Directors assembled as a Board or as a committee thereof;

“dividend”	shall include bonus issues of shares or other securities of the Company and distributions permitted by the Law to be categorised as dividends;

“electronic”

has the meaning given to it in the Electronic Transactions Law (2003 Revision) of the Cayman Islands and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefore;

“electronic communication”

electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board;

“in writing”

includes writing, printing, lithograph, photograph, type-writing and every other mode of representing words or figures in a legible and non-transitory form and, only where used in connection with a notice served by the Company on Members or other persons entitled to receive notices hereunder, shall also include a record maintained in an electronic medium which is accessible in visible form so as to be useable for subsequent reference;

“Member”	has the meaning given to it in the Companies Law;

“Memorandum of Association”	the Memorandum of Association of the Company, as amended from time to time;

“month”	a calendar month;

“Ordinary Resolution”	a resolution:

(a)

passed by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being an organization, by its duly authorized representative or, where proxies are allowed, by proxy at a general meeting of the Company; or

(b)

approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“paid up”	paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

“Person”

any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under section 13(d)(3) of the Securities Exchange Act;

“Register of Members”	the register to be kept by the Company in accordance with the Companies Law;

“Seal”	the Common Seal of the Company (if adopted) including any facsimile thereof;

“Securities Act”

the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Securities Exchange Act”

the Securities Exchange Act of 1934 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“share”	any share in the capital of the Company without regard to class and includes a fraction of a share;

“signed”

includes a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication;

“Special Resolution”	a resolution:

(a)

passed by not less then two-thirds of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being an organization, by its duly authorized representative or, where proxies are allowed, by proxy at a general meeting of the Company;

(b)

approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“Statutes”

the Companies Law and every other law and regulation of the legislature of the Cayman Islands for the time being in force concerning companies and affecting the Company, its Memorandum of Association and/or these Articles;

“transfer”	any sale, transfer or other disposition, whether or not for value;

“Treasury Share”	a share held in the name of the Company as a treasury share in accordance with the Companies Law;

“United States Dollars,” “Dollars,” “Dollar” or “$”	dollars, the legal currency of the United States of America; and

“year”	a calendar year.

2.                                      In these Articles, save where the context requires otherwise:

(a)                                 words importing the singular number shall include the plural number and vice versa;

(b)                                 words importing the masculine gender only shall include the feminine gender;

(c)                                  words importing persons only shall include companies or associations or bodies of persons, whether corporate or not;

(d)                                 “may” shall be construed as permissive and “shall” shall be construed as imperative;

(e)                                  references to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)                                   any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(g)                                  Sections 8 and 19 of the Electronic Transactions Law (2003 Revision) shall not apply.

3.                                      Subject to the last two preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.                                      Subject to the Statues, the business of the Company may be conducted as the Directors see fit.

5.                                      The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

RIGHTS AND RESTRICTIONS ATTACHING TO COMMON SHARES

6.                                      Except as set forth in this Article 6, each Class A Common Share and each Class B Common Share shall have the same rights, including economic and income rights, in all circumstances.  The rights and restrictions attaching to the Common Shares are as follows:

(a)                                 Income

Holders of Common Shares shall be entitled to such dividends as the Directors may in their absolute discretion lawfully declare from time to time.

(b)                                 Capital

Holders of Common Shares shall be entitled to a return of capital on liquidation, dissolution or winding-up of the Company (other than on a conversion, redemption or purchase of shares, or an equity financing or series of financings that do not constitute the sale of all or substantially all of the shares of the Company).

(c)                                  Attendance at General Meetings and Voting

Holders of Common Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Except with respect to any matter requiring a separate class vote under the Companies Law or these Articles including as otherwise set out in this Article 6, holders of Class A Common Shares and holders of Class B Common Shares shall at all times vote as one class on all matters submitted to the vote by Members at general meetings of the Company, (x) each Class A Common Share shall entitle its holder to one (1) vote on such matter subject to the vote and (y) each Class B Common Share shall entitle its holder to ten (10) votes on such matter subject to the vote.

Notwithstanding any provision of these Articles to the contrary, the following matters are subject to the approval at a general meeting of the Company or through written consents executed (i) by the holders representing a majority of the aggregate voting power of the Company and also (ii) by the holders of a majority of the total outstanding Class A Common Shares:

(i)                                     a Change of Control Event;

(ii)                                  issuance of that number of Common Shares, or of securities convertible into or exercisable for that number of Common Shares, equal to or in excess of twenty percent (20%) of the number of all Common Shares outstanding immediately prior to the issuance of such shares or securities on an as-converted basis, if (x) such Common Shares are sold at a per share price less than the per share book or market value of the Common Shares or (y) such securities convertible into or exercisable for the Common Shares have a per share conversion or exercise price less than the per share book or market value of the Common Shares; and

(iii)                               issuance of Common Shares, or of securities convertible into or exercisable for Common Shares exceeding either one percent (1%) of the total outstanding Common Shares on an as-converted basis or one percent (1%) of the aggregate voting power outstanding before the issuance to a Director, officer or substantial security holder of the Company on an individual basis.

(d)                                 Conversion

(i)                                     Each Class B Common Share is convertible into one (1) Class A Common Share at any time by the holder thereof by written notice to the Company, in which event the Company shall repurchase the relevant Class B Common Shares for a redemption price equal to the original issue price for each Class B Common Share and issue Class A Common Shares for a subscription price equal to the redemption price for the equal number of Class B Common Shares.  In no event shall Class A Common Shares be convertible into Class B Common Shares.

(ii)                                  If, at any time, the total number of the issued and outstanding Class B Common Shares is less than 5% of the total number of the issued and outstanding Common Shares of the Company, each issued and outstanding Class B Common Share shall be automatically and immediately converted into one Class A Common Share.

(iii)                               If, at any time and for any reason, any of Messrs. Ray Ruiping Zhang, Leo Cai or Colin Sung ceases to be an employee, officer or director of the Company, any and all Class B Common Shares held by such person and/or his Affiliates shall be automatically and immediately converted into an equal number of Class A Common Shares.

(iv)                              Upon any sale, transfer, assignment or disposition of Class B Common Shares by a holder thereof to any person or entity which is not an Affiliate of such holder, such Class B Common Shares shall be automatically and immediately converted into an equal number of Class A Common Shares. For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in the Register of Members; and (ii) the creation of any mortgage, charge, pledge, encumbrance or other third party right of whatever description on any Class B Common Shares to secure a holder’s contractual or legal obligations shall not be deemed to be a sale, transfer, assignment or disposition unless and until any such mortgage, charge, pledge, encumbrance or other third party right is enforced and results in the third party holding legal title to the related Class B Common Shares, in which case all the related Class B Common Shares shall be automatically converted into the same number of Class A Common Shares. The Company shall at all times keep available out of its authorized but unissued Class A Common Shares such number of Class A Common Shares as shall from time to time be sufficient to effect the conversion of all of the outstanding Class B Common Shares.

ISSUE OF SHARES

7.                                      Subject to the provisions, if any, in the Memorandum of Association, these Articles and to any direction that may be given by the Company in a general meeting, the Directors may by the affirmative vote of at least two-thirds of the incumbent Directors, in their absolute discretion and without approval of the existing Members, issue shares, grant rights over existing shares or issue other securities in one or more series as they deem necessary and appropriate and determine designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences at such time and on such other terms as they think proper, provided that (i) the powers and rights associated with the shares or other securities are not greater than the powers and rights associated with the shares held by existing Members, and (ii) the total number of voting shares issued and to be issued by the Directors after the date of adoption of these Articles shall not exceed 10% of the number of shares as of the date of these Articles. If either of the conditions in (i) or (ii) is not satisfied, such issue of shares shall require the approval at a general meeting of the Company or through written consents executed by the holders representing a majority of the aggregate voting power of the Company . For avoidance of doubt, issuance of any shares in connection with the share-based awards pursuant to the Company’s share incentive plans is not subject to approval of Members.

REGISTER OF MEMBERS AND SHARE CERTIFICATES

8.                                      The Company shall maintain a Register of Members and a Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued.  Share certificates (if any) shall specify the share or shares held by that person and the amount paid up thereon, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all. All certificates for shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the register.

9.                                      All share certificates shall bear legends required under the Applicable Laws, including the Securities Act.

10.                               Any two or more certificates representing shares of any one class held by any Member may at the Member’s request be cancelled and a single new certificate for such shares issued in lieu on payment (if the Directors shall so require) of US$1.00 or such smaller sum as the Directors shall determine.

11.                               If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same shares may be issued to the relevant Member upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

12.                               In the event that shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

TRANSFER OF SHARES

13.                              (a)                                  Shares of the Company are transferable; provided that the Board may, in its sole discretion, decline to register any transfer of any share which is not fully paid up or on which the Company has a lien.

(b)                                 The Directors may also decline to register any transfer of any share unless:

(i)                                     the instrument of transfer is lodged with the Company, accompanied by the certificate for the shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(ii)                                  the instrument of transfer is in respect of only one class of shares;

(iii)                               the instrument of transfer is properly stamped, if required;

(iv)                              in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four;

(v)                                 the shares to be transferred are free of any lien in favor of the Company; and

(vi)                              a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board may from time to time require, is paid to the Company in respect thereof.

(c)                                  If the Directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

(d)                                 Any one of the Directors authorized by the Board shall have the power to renounce the Company’s discretion under this Article 13 and accept any transfer of any share and authorize the registration of such share transfer.

14.                               The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as the Board may from time to time determine.

15.                               The instrument of transfer of any share shall be in writing and executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). Without prejudice to the last preceding Article, the Board may also resolve, either generally or in any particular case, upon request by either the transferor or transferee, to accept mechanically executed transfers. The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the Register of Members.

16.                               All instruments of transfer registered shall be retained by the Company.

REDEMPTION, PURCHASE AND SURRENDER OF OWN SHARES

17.                               Subject to the provisions of the Statutes and these Articles, the Company may:

(a)                                 issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member and the redemption of shares shall be effected on such terms and in such manner as the Board may, before the issue of such shares, determine;

(b)                                 purchase its own shares (including any redeemable shares) in such manner and on such other terms as the Board may agree with the holder of such shares;

(c)                                  the Company may make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Statutes, including out of capital.

18.                               The Directors may accept the surrender for no consideration of any fully paid share.

19.                               The Directors may, prior to the purchase, redemption or surrender of any share, determine that such share shall be held as a Treasury Share. The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

20.                               The redemption or purchase of any share shall not be deemed to give rise to the redemption or purchase of any other share and the Company is not obligated to purchase any other share other than as may be required pursuant to Applicable Law and any other contractual obligations of the Company.

21.                               The holder of the shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

VARIATION OF RIGHTS ATTACHING TO SHARES

22.                               If at any time the share capital is divided into different classes or series of shares, the rights attaching to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, subject to these Articles, be varied or abrogated with the consent in writing of the holders of a majority of the issued shares of that class or series or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class or series.

23.                               The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class or series of shares except the following:

(a)                                 separate general meetings of the holders of a class or series of shares may be called only by (i) the Chairman of the Board, or (ii) a majority of the entire Board of Directors (unless otherwise specifically provided by the terms of issue of the shares of such class or series). Nothing in this Article 23 or Article 22 shall be deemed to give any Member or Members the right to call a class or series meeting.

(b)                                 the necessary quorum shall be one or more persons holding or representing by proxy at least one-third of the issued shares of the class or series and any holder of shares of the class or series present in person or by proxy may demand a poll.

24.                               The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking in priority thereto or pari passu therewith.

COMMISSION ON SALE OF SHARES

25.                               The Company may in so far as the Statutes from time to time permit make any payment of a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage fees as may be lawful.

NON-RECOGNITION OF TRUSTS

26.                               No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statutes) any other rights in respect of any share except an absolute right to the entirety thereof vested in the registered holder.

LIEN ON SHARES

27.                               The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

28.                               The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of 14 calendar days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the persons entitled thereto by reason of his death or bankruptcy.

29.                               For giving effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

30.                               The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the shares at the date of the sale.

CALLS ON SHARES

31.                               Subject to the terms of allotment, the Directors may from time to time make calls upon the Members in respect of any money unpaid on their shares, and each Member shall (subject to receiving at least 14 calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

32.                               The joint holders of a share shall be jointly and severally liable to pay calls in respect thereof.

33.                               If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

34.                               The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

35.                               The Directors may make arrangements on the issue of shares for a difference between the Members, or the particular shares, in the amount of calls to be paid and in the times of payment.

36.                               The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Member paying the sum in advance and the Directors. No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

37.                               If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of such much of the call or instalment as is unpaid, together with any interest which may have accrued.

38.                               The notice shall name a further day (not earlier than the expiration of 14 calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

39.                               If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

40.                               A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

41.                               A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of the fully paid up amount of the shares.

42.                               A certificate in writing under the hand of a Director of the Company, which certifies that a share has been forfeited on a date stated in the certificate, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share or any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

43.                               The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a share becomes due and payable, whether on account of the amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

44.                               The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every letter of probate, letter of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or any other instrument.

TRANSMISSION OF SHARES

45.                              The legal personal representative of a deceased sole holder of a share shall be the only person recognised by the Company as having any title to the share. In the case of a share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognised by the Company as having any title to the share.

46.                               Any person becoming entitled to a share in consequence of the death or bankruptcy or winding-up of a Member shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a Member in respect of the share or, instead of being registered himself, to make such transfer of the share as the deceased or bankrupt person could have made. If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

47.                               A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within 90 calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

ALTERATION OF CAPITAL

48.                               The Company may by Ordinary Resolution:

(a)                                 increase its share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

(b)                                 consolidate and divide all or any of its share capital into shares of larger par value than its existing shares;

(c)                                  sub-divide its existing shares or any of them into shares of a smaller par value than is fixed by the Company’s Memorandum of Association (subject, nevertheless, to the Law) provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(d)                                 cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

49.                               Subject to the provisions of the Statutes and these Articles as regards to the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorized by law.

50.                               All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

CLOSING REGISTER OF MEMBERS AND FIXING RECORD DATE

51.                               For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period but not to exceed in any case 30 calendar days. If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members such register shall be so closed for at least 10 calendar days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

52.                               In lieu of or apart from closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members and for the purpose of determining those Members that are entitled to receive payment of any dividend, the Directors may, at or within 30 calendar days prior to the date of declaration of such dividend fix a subsequent date as the record date of such determination.

53.                               If the Register of Members is not so closed and no record date is fixed for the determination of those Members entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETINGS

54.                               All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.

55.                              (a)                                  The Company may hold an annual general meeting and shall specify the meeting as such in the notices calling it.  The annual general meeting shall be held at such time and place as the Directors shall determine.

(b)                                 At these meetings the report of the Directors (if any) shall be presented.

(c)                                  If the Company is exempted as defined in the Statute, it may but shall not be obliged to hold an annual general meeting.

56.                              (a)                                  Any Director may, and the Directors shall on the requisition of Members of the Company holding as at the date of the deposit of the requisition not less than one-tenth of such of the aggregate voting power of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)                                 The requisition must state the objects of the meeting and must be signed by the requisitionists and be deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)                                  If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one (21) days.

(d)                                 A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

57.                               At least seven calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)                                 in the case of an annual general meeting by all the Members (or their proxies) entitled to attend and vote thereat; and

(b)                                 in the case of an extraordinary general meeting by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five percent in par value of the shares giving that right.

58.                              The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

59.                               No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. At least one Member, and not less than an aggregate of one-third of all voting power of the Company share capital in issue, shall be present in person or by proxy and entitled to vote shall be a quorum for all purposes.

60.                               If determined by the Board of Directors and specified in the notice of a general meeting, a person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

61.                               If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the meeting shall be dissolved.

62.                               The Chairman of the Board of Directors shall preside as chairman at every general meeting of the Company, except as provided in Article 63 below.

63.                               If at any meeting the Chairman of the Board of Directors is not present within thirty minutes after the time appointed for holding the meeting or is expressly unwilling to act as chairman, the Directors present shall elect one of their members to be the chairman of the meeting, or, if no Director is so elected and willing to be the chairman of the meeting, the Members present shall choose a chairman of the meeting.

64.                               The chairman of a general meeting may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten (10) calendar days or more, not less than seven (7) Business Days’ notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

65.                               At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more Members present in person or by proxy entitled to vote or by the chairman of the meeting, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

66.                               If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn.

67.                               In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

68.                               A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

69.                               A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, in the case of corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

VOTES OF MEMBERS

70.                               In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

71.                               A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may on a poll, vote by proxy.

72.                               No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

73.                               On a poll, votes may be given either personally or by proxy.

74.                               The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized. A proxy need not be a Member of the Company.

75.                               An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

76.                               The instrument appointing a proxy shall be deposited at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a)                                 not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)                                 in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c)                                  where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any Director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company.  The Chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited.  An instrument of proxy that is not deposited in the manner permitted shall be invalid.

77.                               Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETING

78.                               Any corporation which is a Member may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member.

CLEARING HOUSES

79.                               If a clearing house (or its nominee) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members of the Company provided that, if more than one person is so authorized, the authorisation shall specify the number and class of shares in respect of which each such person is so authorized. A person so authorized pursuant to this provision shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual Member of the Company holding the number and class of shares specified in such authorisation.

DIRECTORS

80.                              (a)                                  The Board shall consist of not less than five (5) Directors unless otherwise determined by the Board.

(b)                                 Each Director shall hold office until the expiration of his term and until his successor shall have been elected and qualified.

(c)                                  The Board of Directors shall have a chairman of the Board of Directors (the “Chairman”) elected and appointed by a majority of the Directors then in office. The Directors may also elect a co-chairman or a vice-chairman of the Board of Directors (the “Co-Chairman”). The Chairman shall preside as chairman at every meeting of the Board of Directors. To the extent the Chairman is not present at a meeting of the Board of Directors, the Co-Chairman, or in his absence, the attending Directors may choose one Director to be the chairman of the meeting. Subject to Article 105, the Chairman’s voting right as to the matters to be decided by the Board of Directors shall be the same as other Directors.

(d)                                 Subject to these Articles and the Companies Law, the Company may by Ordinary Resolution elect any person to be a Director either to fill a casual vacancy on the Board or as an addition to the existing Board.

(e)                                  The Directors by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, or the sole remaining Director, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or as an addition to the existing Board, subject to the Company’s compliance with the director nomination procedures required under applicable corporate governance rules of the Designated Stock Exchange, as long as the Company’s American Depositary Shares are trading on the Designated Stock Exchange.  Any Director appointed by the Directors to fill a casual vacancy or as an addition to the existing Board shall hold office until the next general meeting of Members after his appointment and be subject to re-election at such meeting.

(f)                                   A Director may be removed from office by Special Resolution at any time before the expiration of his term notwithstanding any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

(g)                                  A vacancy on the Board due to any reason may be filled by the election or appointment by Ordinary Resolution at the meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a duly called and constituted Board meeting.

81.                              (a)                                  Notwithstanding any other provision in the Articles, at each annual general meeting one-third of the Directors for the time being (or, if their number is not a multiple of three (3), the number nearest to one-third) shall retire from office by rotation.

(b)                                 A retiring Director shall be eligible for re-election.  The Directors to retire by rotation shall include (so far as necessary to ascertain the number of Directors to retire by rotation) any Director who wishes to retire and not to offer himself for re-election.  Any further Directors so to retire shall be those of the other Directors subject to retirement by rotation who have been longest in office since their last re-election or appointment and so that as between persons who became or were last re-elected Directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot.  Any Director appointed pursuant to Articles 80(d) and 80(e) shall not be taken into account in determining which particular Director or the number of Directors who are to retire by rotation.

(c)                                  No person other than a Director retiring at the meeting shall, unless recommended by the Directors for election, be eligible for election as a Director at any general meeting unless a notice signed by a Member (other than the person to be proposed) duly qualified to attend and vote at the meeting for which such notice is given of his intention to propose such person for election and also a notice signed by the person to be proposed of his willingness to be elected shall have been lodged at the principal office of the Company provided that the minimum length of the period, during which such notice(s) are given, shall be at least seven calendar days and that the period for lodgment of such notice(s) shall commence no earlier than the day after the dispatch of the notice of the general meeting appointed for election and end no later than seven calendar days prior to the date of such general meeting.

82.                               The Board may, from time to time, and except as required by Applicable Law or the listing rules of the Designated Stock Exchange, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

83.                               A Director shall not be required to hold any shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and all classes of shares of the Company.

DIRECTORS’ FEES AND EXPENSES

84.                               The Directors may receive such remuneration as the Board may from time to time determine. The Directors shall be entitled to be repaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by them in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

85.                               Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Article.

ALTERNATE DIRECTOR

86.                               Any Director may in writing appoint another person to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall be deemed for all purposes to be a Director and shall not be deemed to be the agent of the Director appointing him.  An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

87.                               Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

88.                               Subject to the provisions of the Companies Law, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in a general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been made.

89.                               Subject to these Articles, the Directors may from time to time appoint any person, whether or not a Director of the Company, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the office of Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. The Directors may also appoint one or more members of their body (but not an alternate Director) to the office of Managing Director upon like terms, but any such appointment shall ipso facto determine if any Managing Director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

90.                               The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

91.                               The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

92.                               The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

93.                               The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any of the aforesaid.

94.                               The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

95.                               Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested to them.

96.                               The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

DISQUALIFICATION OF DIRECTORS

97.                              Notwithstanding anything in these Articles, the office of a Director shall be vacated, if the Director:

(a)                                 dies, becomes bankrupt or makes any arrangement or composition with his creditors;

(b)                                 is found to be or becomes of unsound mind;

(c)                                  resigns his office by notice in writing to the Company; or

(d)                                 shall be removed from office pursuant to Article 80 or the Statutes.

PROCEEDINGS OF DIRECTORS

98.                               The Directors may meet together (whether within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit.

99.                               The Chairman or at least a majority of the Directors then in office may at any time summon a meeting of the Directors, provided every other Director and alternate Director has been provided at least 48 hours’ prior notice of the date, time, venue and the proposed agenda of the proposed meeting of the Directors.

100.                        Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally (in person or by telephone) or otherwise communicated or sent to such Director by post, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form at such Director’s last known address or any other address given by such Director to the Company for this purpose.

101.                        A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of conference telephone, video conference or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

102.                        The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be a majority of the Directors then in office, including the Chairman, provided that a Director and his appointed alternate Director shall be considered only one person for this purpose. A meeting of the Directors at which a quorum is present when the meeting proceeds to business shall be competent to exercise all powers and discretions for the time being exercisable by the Directors. A meeting of the Directors may be held by means of telephone or teleconferencing or any other telecommunications facility provided that all participants are thereby able to communicate immediately by voice with all other participants.

103.                        If a quorum is not present at a Board meeting within thirty (30) minutes following the time appointed for such board meeting, the relevant meeting shall be adjourned for a period of at least three (3) Business Days and the presence of any three (3) Directors shall constitute a quorum at such adjourned meeting. A meeting of the Directors at which a quorum is present when the meeting proceeds to business shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

104.                        Questions arising at any meeting of the Directors shall be decided by a majority of votes and each Director shall be entitled to one (1) vote in deciding matters deliberated at any meeting of the Directors.

105.                        In case of equality of votes, the Chairman shall have a second or casting vote.

106.                        Except as required by the Company’s corporate governance policies, a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

107.                        A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

108.                        Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

109.                       The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)                                 all appointments of officers made by the Directors;

(b)                                 the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)                                  all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

110.                        When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

111.                        A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted and when signed, a resolution may consist of several documents each signed by one or more of the Directors.

112.                        The continuing Directors may act, notwithstanding any vacancy in their body, but if their number is reduced below the number fixed pursuant to these Articles as the necessary quorum of Directors, then the continuing Directors may act only to increase the number or to summon a general meeting of the Company, but for no other purpose.

113.                        The Board may delegate any of its powers, authorities and discretions to committees, consisting of such Director or Directors and other persons as it thinks fit, and they may, from time to time, revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes.  Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the Board. A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

114.                        A committee appointed by the Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

115.                        All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT

116.                       A Director who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

117.                        Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor. At any and every time the Directors declare dividends, Class A Common Shares and Class B Common Shares shall have identical rights in the dividends so declared.

118.                        Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

119.                        The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time think fit.

120.                        Any dividend may be paid by cheque or wire transfer to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

121.                        The Directors when paying dividends to the Members in accordance with the foregoing provisions may make such payment either in cash or in specie.

122.                       Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Companies Law.

123.                        Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as fully paid on the shares, but if and so long as nothing is paid up on any of the shares in the Company dividends may be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

124.                        If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other monies payable on or in respect of the share.

125.                        No dividend shall bear interest against the Company.

BOOK OF ACCOUNTS

126.                        The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

127.                        The books of account shall be kept at such place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

128.                        The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorized by the Directors or by the Company by Ordinary Resolution.

129.                        Subject to the requirements of Applicable Law and the applicable rules of the Designated Stock Exchange, the accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Company by Ordinary Resolution or failing any such determination by the Directors or failing any determination as aforesaid shall not be audited.

ANNUAL RETURNS AND FILINGS

130.                        The Board shall make the requisite annual returns and any other requisite filings in accordance with the Companies Law.

AUDIT

131.                        The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

132.                        Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

133.                        Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next special meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any time during their term of office, upon request of the Directors at any general meeting of the Members.

THE SEAL

134.                        The Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of any one or more persons as the Directors may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal of the Company is so affixed in their presence.

135.                        The Company may maintain a facsimile of its Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in their presence.

136.                        Notwithstanding the foregoing, a Director shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

OFFICERS

137.                        Subject to Article 89, the Company may have a Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and other executive officers as the Directors see fit. The Directors may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

CAPITALISATION OF PROFITS

138.                        Subject to the Statutes and these Articles, the Board may, with the authority of an Ordinary Resolution:

(a)                                 resolve to capitalise an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)                                 appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)                                     paying up the amounts (if any) for the time being unpaid on shares held by them respectively; or

(ii)                                  paying up in full unissued shares or debentures of a nominal amount equal to that sum,

and allot the shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued shares to be allotted to Members credited as fully paid;

(c)                                  make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where shares or debentures become distributable in fractions the Board may deal with the fractions as it thinks fit;

(d)                                 authorise a person to enter (on behalf of all the Members concerned) an agreement with the Company providing for either:

(i)                                     the allotment to the Members respectively, credited as fully paid, of shares or debentures to which they may be entitled on the capitalisation, or

(ii)                                  the payment by the Company on behalf of the Members (by the application of their respective operations of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing shares, an agreement made under the authority being effective and binding on all those Members; and

(e)                                  generally do all acts and things required to give effect to the resolution.

NOTICES

139.                       Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by facsimile or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member at his address as appears in the Register of Members or, to the extent permitted by all Applicable Laws and regulations, by electronic means by transmitting it to any electronic number or address or website supplied by the Member to the Company or by placing it on the Company’s Website. In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

140.                        Notices posted to addresses outside the Cayman Islands shall be forwarded by prepaid airmail.

141.                        Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

142.                        Any notice or other document, if served by:

(a)                                 post, shall be deemed to have been served five calendar days after the time when the letter containing the same is posted (in proving such service it shall be sufficient to prove that the letter containing the notice or document was properly addressed and duly posted to the courier);

(b)                                 facsimile, shall be deemed to have been served upon confirmation of receipt;

(c)                                  recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly delivered to the courier; or

(d)                                 electronic means as provided herein shall be deemed to have been served and delivered on the day following that on which it is successfully transmitted or at such later time as may be prescribed by any Applicable Laws or regulations.

143.                        Any notice or document delivered or sent to any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt or being wound-up, and whether or not the Company has notice of his death or bankruptcy or winding-up, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

144.                        Notice of every general meeting shall be given to:

(a)                                 all Members who have supplied to the Company an address for the giving of notices to them;

(b)                                 every person entitled to a share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting; and

(c)                                  each Director and Alternate Director.

No other person shall be entitled to receive notices of general meetings.

INFORMATION

145.                        No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

146.                        The Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its members including, without limitation, information contained in the Register of Members and transfer books of the Company.

INDEMNITY

147.                        Every Director (including for the purposes of this Article any Alternate Director appointed pursuant to the provisions of these Articles) and officer of the Company for the time being and from time to time shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities (collectively, “D&O Liabilities”) incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a Director or officer of the Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere; provided that the foregoing does not apply to a Director or officer of the Company if the D&O Liabilities were due to the willful misconduct of the Director or officer as determined by a competent court or regulatory body or in the case of an officer who is not a Director, by the Board. The Company shall obtain directors and officers liability insurance for Directors and officers of the Company to cover D&O Liabilities.

148.                        No such Director or officer of the Company shall be liable to the Company for any loss or damage unless such liability arises through the willful misconduct of such Director or officer as determined by a competent court or regulatory body or in the case of an officer who is not a Director, by the Board.

FINANCIAL YEAR

149.                       Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31st in each year and shall begin on January 1st in each year.

WINDING UP

150.                        Subject to these Articles, if the Company shall be wound up the liquidator may, with the sanction of an Ordinary Resolution of the Company, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND NAME OF COMPANY

151.                        The Company may at any time and from time to time by Special Resolution alter or amend these Articles or the Memorandum of Association of the Company, in whole or in part, or change the name of the Company.

REGISTRATION BY WAY OF CONTINUATION

152.                        The Company may by Ordinary Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.